Exhibit 5.2

DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com

July 7, 2022

Trulieve Cannabis Corp.

3494 Martin Hurst Road

Tallahassee, Florida 32312

Dear Sirs/Mesdames:

Re:	Trulieve Cannabis Corp. - Registration Statement on Form S-3

We have acted as Canadian counsel to Trulieve Cannabis Corp. (the “Corporation”), a British Columbia corporation, in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the preliminary prospectuses included therein at the time the Registration Statement becomes effective (the “Prospectus”), under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Corporation of an unlimited amount of Securities (as defined below) and the sale or other disposition from time to time of up to 72,288,199 subordinate voting shares of the Corporation (the “Resale Subordinate Voting Shares”) by the selling shareholders named in the Registration Statement, as more fully described in the Registration Statement. As used herein, the term “Securities” means: (i) multiple voting shares of the Corporation (the “Multiple Voting Shares”), (ii) subordinate voting shares of the Corporation (the “Subordinate Voting Shares,” and together with the Multiple Voting Shares, the “Shares”), (iii) debt securities (the “Debt Securities”), (iv) warrants to purchase Shares, as designated by the Company at the time of the offering (the “Warrants”), (v) rights to purchase Subordinate Voting Shares, as designated by the Company at the time of the offering (the “Rights”), and (vi) units consisting of two or more other constituent securities of the Corporation (the “Units,” collectively with the Shares, Debt Securities, Warrants, Rights and Units, the “Securities”). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) or any related free writing prospectus (each, a “Free Writing Prospectus”). All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

We are not qualified to practice law in the United States of America. The opinion expressed herein relates only to the laws of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein (and the interpretation thereof) as such laws exist and are construed as of the date hereof (the “Effective Date”). Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

For the purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

1.	The Registration Statement;

2.	The Notice of Articles and Articles of the Corporation;

3.

Resolutions of the Board of Directors of the Company, dated July 6, 2022, adopting resolutions relating to, among other things, the authorization of the filing of the Registration Statement and to the issuance of the Securities;

4.	A certificate of the Chief Legal Officer of the Company, dated as of the date hereof, as to certain factual matters;

5.	a Certificate of Good Standing with respect to the Company issued by the Registrar of Companies under the Business Corporations Act (British Columbia) dated July 4, 2022; and

6.	such other documents, records and other instruments as we have deemed appropriate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Corporation as we have deemed necessary or relevant. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation.

Whenever our opinion refers to Resale Subordinate Voting Shares of the Corporation as being “fully paid and non-assessable”, such opinion indicates that a holder of such Resale Subordinate Voting Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares. No opinion is expressed as to the adequacy of any consideration received, whether in cash, past services performed for the Corporation or otherwise.

We have assumed with respect to all of the documents examined by us, the genuineness of all signatures (original or electronic) and seals, the legal capacity at all relevant times of any natural person signing any such documents, the incumbency of any person acting or purporting to act as a corporate or public official, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), that the minute books of the Corporation provided to us contain all constating documents of the Corporation and are a complete record of the minutes, resolutions and other proceedings of the directors (and any committee thereof) and shareholders of the Corporation prior to the Effective Date, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters. We have further assumed that none of the Corporation’s Articles or Notice of Articles, nor the resolutions of the shareholders or directors of the Corporation upon which we have relied have been or will be varied, amended or revoked in any respect or have expired.

Further, we have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of our opinion, but have made no independent investigation regarding such factual matters.

Based upon the foregoing, we are of the opinion that the Resale Subordinate Voting Shares are validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to matters of tax or as to the contents of, or the disclosure in, the Registration Statement, or whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Corporation within the meaning of applicable securities laws.

Yours truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP